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                                                                   EXHIBIT 10.29



                                  [LETTERHEAD]





June 16, 1997


Ms. Carolyn Turbyfill, Ph.D.
105 Almond Hill Court
Los Gatos, CA 95030

Dear Carolyn:

First Virtual Holdings Incorporated is pleased to offer you employment on the terms and conditions stated in this letter. First Virtual Holdings Incorporated ("Company") is offering you the position of Vice President, Engineering and Operations. Your initial rate of compensation will be $160,000 per year. We would like for you to begin work with Company on June 16, 1997. You will be working at our office in San Diego, CA.

You will be eligible for all fringe benefits presently offered Company employees and offered in the future. You will be entitled to four week(s) vacation paid during your first year of service of which ten (10) days will be vested upon execution and the remaining will accrue after your first 120 days of employment, and in accordance with the Employee Handbook thereafter.

OPTION GRANT

We will also grant you an option to purchase 45,000 shares of the Company's Common Stock, with a price per share of Common Stock at a price equal to the fair market value of the Company's Common Stock as of the date of your execution of this Agreement ("Options"); provided however, that 9,000 of these Options shall have a price of $1.00. ("Discounted Options"). You understand that these Discounted Options will be non-statutory options and you should seek advice from your own tax advisor as to the tax consequences of this grant.

All Options shall vest in accordance with the 1995 Stock Option Plan, which provides that 25% of the shares subject to the option shall vest and become exercisable on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares subject to the option at the end of each one-month period thereafter shall vest and become exercisable provided in each case that the optionee remains an employee and/or consultant of the Company.

RELOCATION AND TRAVEL EXPENSES

We understand that your family will remain in Los Gatos for a period. Therefore, during your first two years of employment, the Company would further agree to pay all your Relocation and Travel Expenses up to $25,000 per year. This right to reimbursement will terminate at the earlier of two years from the date of your execution of this Agreement or the date your family moves to San Diego permanently. Relocation and Travel Expenses shall include all necessary and reasonable expenses and costs associated with the relocation of you and your family, household goods and vehicles to San Diego and all expenses related to your travel between San Jose and San Diego. Relocation and Travel Expenses shall include by way of explanation and not limitation, the following:



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Ms. Carolyn Turbyfill, Ph.I
June 16, 1997
Page 2


(i) trips to the San Diego area for you and your family to locate a suitable residence; and,

(ii) commissions, fees, escrow fees, loan origination or assumption fees, and all other closing costs associated with the sale of your residence in Los Gatos and purchase of a residence in the San Diego area; and,

(iii) moving expenses for all household goods; and,

(iv) travel and temporary living expenses (rent and utilities) in San Diego for the initial two year; provided however, that all such expenses must be supported by receipts and must be reasonable in light of the reimbursement sought.

SEVERANCE PACKAGE AND CHANGE OF CONTROL

The Company agrees that the first time after you begin employment with the Company that the Company's cash or cash equivalents are less than $1,500,000, the Company shall pay you the equivalent of four months salary within ten (10) days of your written notice to the Company that you are requiring the payment under this section. Your exercise of this option will not affect your continued employment with the Company.

The Company further agrees that you have the right to terminate your employment with the Company and the Company shall pay you your salary for three months thereafter ("Severance") if (i) fifty-one percent (51%) or more, of the outstanding shares of stock of the Company are sold in any single transaction ("Change of Control"); and, (ii) your position is eliminated.

In each case, the payment shall be treated for tax purposes as additional salary and all withholdings shall be deducted.

REPRESENTATIONS AND WARRANTIES

You represent and warrant that no prior contract or agreement to which you are a party or any prior performance of any such agreement will interfere in any manner, or conflicts with, the terms of and complete performance of this agreement.

EMPLOYMENT "AT WILL"

Your employment with First Virtual Holdings Incorporated, should you accept this offer, will not be for a specified term and may be terminated with or without cause and with or without notice by you or by the Company at any time, for any reason or no reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The "at will" nature of your employment described in this offer letter shall constitute the entire agreement between you and Company concerning the nature and duration of your employment. Though your job duties, title, compensation and benefits may change over time and you may be subject to incremental discipline that doesn't include a termination, none of these events change our agreement that you are an "at will" employee. The "at will" term of your employment with Company can only be changed in a writing signed by you and the President of the Company.




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Ms. Carolyn Turbyfill, Ph.I
June 16, 1997
Page 3


One of the conditions of your employment with Company is the maintenance of the confidentiality of Company's proprietary and confidential information. You will be required to execute the Company's Confidential Information and Inventions Assignment Agreement as attached at Appendix A and the Company's Voice and E-Mail Policy as attached at Appendix B.

As an employee of Company, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with, and to comply with, Company's policy prohibiting harassment and discrimination, and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

We are looking forward to having you join First Virtual Holdings Incorporated. If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records.

                                               Very truly yours,


                                               /s/  LEE H. STEIN
                                               --------------------------------
                                               Lee H. Stein
                                               Chairman and CEO


Acceptance

I have read, understand, and accept the foregoing terms and conditions of employment. I further understand my job duties, title, compensation and benefits may change over time without a written modification of this agreement. Further the "at will" term of my employment (i.e., my right and Company's right to terminate our employment relationship at any time, with or without cause) is a term of employment which cannot be altered or modified. I understand and agree that any contrary representations or agreements which may have been made to me are superseded by this offer and my acceptance of the same.

As further consideration for the offer of employment with Company that is contained in this offer letter and accepted by me, I agree to be bound by the following policies and procedures:

      1.    Appendix A - Confidential Information & Invention Assignment
            Agreement.
      2.    Appendix B - Voice & E-Mail Policy.
      3.    Employee Manual, a copy of which has been provided to me.


      6/16/97                           /s/  CAROLYN TURBYFILL, PH.D.
      ------------------                -----------------------------------
      Date                              Ms. Carloyn Turbyfill, Ph.D.
                                        105 Almond Hill Court
                                        Los Gatos, CA 95030




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